Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference, in the registration statement (No. 333-149545) on Post-Effective Amendment No. 1 to Form S-8 regarding the Liberty Media 401(k) Savings Plan, of our report, which appears in the Current Report on Form 8-K, dated July 20, 2009, dated February 26, 2009, except as to the third paragraph of note 1, which is as of July 20, 2009, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive earnings, cash flows, and equity for each of the years in the three-year period ended December 31, 2008, and our report, dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008.

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company’s adoption, effective January 1, 2008, of Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, and SFAS No. 157, Fair Value Measurements, and effective January 1, 2007, the Company’s adoption of SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  Our report on the consolidated financial statements of Liberty Media Corporation also refers to the Company’s adoption, effective January 1, 2009, of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

/s/ KPMG LLP

Denver, Colorado
November 23, 2009